SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                                FORM N-8A

                      NOTIFICATION OF REGISTRATION
                  FILED PURSUANT TO SECTION 8(A) OF THE
                     INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

     First Trust High Income Long/Short Fund

 Address of Principal Business Office (No. & Street, City, State, Zip Code):

     120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187

Telephone Number (including area code):

(630) 765-8000

Name and Address of agent for service of process:

     W. Scott Jardine
     First Trust Portfolios L.P.
     120 East Liberty Drive, Suite 400
     Wheaton, Illinois  60187

Check  appropriate  box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes [X]   No [  ]

                               _________________

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Wheaton and State of Illinois on the 16th day of July 2010.


                             FIRST TRUST HIGH INCOME LONG/SHORT FUND
                             (Name of Registrant)

                             By: /s/ James A. Bowen
                                 -------------------------------------------
                                 James A. Bowen, President, Chairman of the
                                 Board and Trustee

Attest: /s/ W. Scott Jardine
        --------------------
        W. Scott Jardine
        Secretary